Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	ARNOLD D. LEVITT
Senior Vice President
Chief Financial Officer
609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN REPORTS INCREASED EARNINGS FOR THREE AND NINE MONTH PERIODS

ENDED DECEMBER 31ST.

BURLINGTON, New Jersey – February 7, 2006 – Franklin Electronic Publishers, Incorporated (AMEX:FEP) reported that pre-tax income increased 39% to $2,058,000 for its third fiscal quarter ended December 31, 2005 from $1,477,000 in the prior year quarter. For the nine month period ended December 31st, pre-tax income increased 16% to $3,852,000 from $3,307,000 in the prior year. Net income for the quarter was $1,947,000 or $.22 per share, after preferred stock dividends, compared with $1,409,000 or $.15 per share, after preferred stock dividends, for the prior year period. Net income for the nine months ended December 31, 2005 increased to $3,664,000 or $.42 per share, after preferred stock dividends, compared to $3,133,000 or $.33 per share, after preferred stock dividends, for the prior year period.

Revenue for the three and nine month periods in the current year was $17,844,000 and $50,111,000 respectively compared with $19,174,000 for last year’s quarter and $51,410,000 for the nine months last year. The current quarter includes royalty revenue of $1,800,000 (and gross margin of $1,740,000) from the renewal of a three year technology licensing agreement by the Company’s Proximity Technology Division. Revenue in the current quarter declined primarily because of increased competition for domestic retail shelf space which impacted the Company’s holiday promotions. Revenue in the prior year quarter included the sale of all of the Company’s inventory in the U.K. to its new distributor for the region.

Barry Lipsky, President and CEO said, “I am looking forward to our initial shipments over the coming months of a series of Japanese Test Prep and Dictionary Suite products under our distribution agreement with Seiko Instruments Inc.” Mr. Lipsky went on to say “As a result of the recent sale and leaseback of our NJ headquarters, we are exploring opportunities to fuel both organic and external growth from the investment of approximately $7,000,000 of the proceeds (after retirement of all outstanding Preferred Stock) from that transaction.”

About Franklin

Franklin Electronic Publishers Incorporated (AMEX:FEP) is a world leader in electronic handheld information, having sold more than 34,000,000 electronic books since 1986. Current titles available directly or through partners number more than 22,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco (a division of Honeywell). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in North and South America, Australia and the European Community. Franklin’s products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books and other electronic products, changes in technology, the impact of competitive electronic products, the management of inventories, dependence on key licenses, titles and products, dependence on third party component suppliers, and manufacturers, including those that provide Franklin-specific parts and those that license specific key titles to Franklin, and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

(in thousands, except per share data)

	Three Months Ended December 31,
	2005	2004
Sales	$17,844	$19,174
Gross Margin	9,941	9,367
Pre Tax Income	2,058	1,477
Net Income	1,947	1,409
Preferred Stock Dividend	121	229
Income Applicable to Common Stock	1,826	1,180
Income Per Common Share
Basic	$0.22	$0.15
Diluted	$0.21	$0.14
Weighted Average Common Shares
Basic	8,200	8,058
Diluted	8,572	8,616

	Nine Months Ended December 31,
	2005	2004
Sales	$50,111	$51,410
Gross Margin	25,977	25,077
Pre Tax Income	3,852	3,307
Net Income	3,664	3,133
Preferred Stock Dividend	243	458
Income Applicable to Common Stock	3,421	2,675
Income Per Common Share
Basic	$0.42	$0.33
Diluted	$0.40	$0.31
Weighted Average Common Shares
Basic	8,135	8,050
Diluted	8,547	8,545